LICENSE AGREEMENT

           THIS AGREEMENT, is made as of March 24, 2005, by and between H2O Group Inc. ("H2O" and/or "LICENSOR"), a Utah Corporation with offices located at 3288 Red Rock Dr. Santa Clara, Utah 84765), and Global Health Trax Inc., a Nevada Corporation with offices located at 2465 Ash Street, Vista, CA 92081-8424 ("LICENSEE").

                                    RECITALS

     WHEREAS, on July 13, 2001, the United States Patent and Trademark Office issued a Notice of Recordation of Assignment Document relating to the assignment of United States Letters Patent entitled "Supply Tank for Toilet", patent number 6237164 (the "U.S. Patent") by Joseph A. LaFontaine et al. to H2O, through which assignment, the Patent was assigned to H2O.

     WHEREAS, H2O owns certain trademark rights in the "Hydroflush.com" domain name and

     WHEREAS, H2O owns certain know-how, trade secret information, ideas, developments, methods, systems, innovations, improvements, and processes hereinafter defined and collectively referred to as the "Proprietary Information"; and

     WHEREAS,  GHT  desires  to  acquire  comprehensive   operational  exclusive
licenses from H2O in the technology described the U.S. Patent, the Trademark Application, and the Proprietary Information;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties intending to be bound hereby agree as follows:

1.         Definitions:  As used in this Agreement

1.1 "Licensed Patents" means Foreign & Domestic Patents and applications based upon the technology described in the U.S. Patent and any improvements, reissues, renewals and extensions thereof which LICENSOR now owns or have or may hereafter during the term of this Agreement own or have.

1.2 "Licensed Products" means any and all products and technology, the manufacture, use, or sale of which incorporates or involves the use of any invention in the country of manufacture, use, or sale which is covered by any claim of one or more of the claims under the U.S. Patent or Licensed Patents or which incorporates or makes use of Proprietary Information.

1.3             "Licensed Technology" means the technology described in the U.S.
                Patents and included in the Proprietary Information that is not yet the subject of the Licensed Patents.

1.4 "Licensed Trademarks" means the "Hydroflush" mark which is the subject of the Trademark Application or any similar, additional, or replacement mark used in connection with the Licensed Products with respect to which LICENSOR has any proprietary rights.

1.5 "Proprietary Information" means and includes all know-how, trade secret information, conceptions, data, test results, confidential information or technology, improvements and innovations, information, drawings, knowledge, sketches, documents, and writings describing or recording such information known or developed by LICENSOR and pertaining to the technology disclosed and claimed in the U.S. Patent.

1.6 "Comprehensive operational exclusive licenses" means and includes control of all existing assets of Licensor including authority to develop additional assets which may have value to the Licensor.

2.         LICENSE GRANTS.
2.1 In consideration of good and valuable consideration as set forth hereinafter, LICENSOR does hereby grant to LICENSEE and exclusive license under the Licensed Patents and the Licensed Technology to make, use, and sell the Licensed Products in all countries including the Territory of North and South America and any other country or location which has not been made an exclusive to any other party as of the date of this agreement (the "Territory").

2.2 The Licensor agrees that should an existing exclusive agreement be rescinded the Licensor will provide either additional exclusive Countries, locations, or access as may be in the best interest of the Licensor.

2.3 The Licensor warrants that only one exclusive agreement currently exists with another party as of the date of this agreement. That exclusive agreement includes Japan and Taiwan and is bound by terms and conditions of performance to be measured at March 31, 2005 for fulfillment.

2.4 Conditioned upon the prior written approval of LICENSOR, which consent shall not be withheld unreasonably, LICENSEE shall have the right to grant sublicenses of the same scope as the licenses granted to LICENSEE pursuant to this Section 2, subject to the rights, obligations and terms and conditions set forth in this Agreement, provided each sublicense shall agree in writing to assume the obligations of this Agreement to LICENSOR with respect to LICENSEE.

2.5 LICENSOR hereby warrants that it is the owner of the entire right, title, and interest in and to the Licensed Patents and that it has the right to grant the license hereby granted.

3.         Payment and Royalties.
3.1             LICENSEE shall pay to LICENSOR at the address set forth in
                Section 8 hereof or at such other address as LICENSOR designates pursuant to Section 8 hereof, in accordance with the provisions of this Section 3, an initial licensing fee of $150,000, payable upon consummation of this agreement or in three equal installments with the first payment upon consummation of this agreement and each remaining payment by the thirtieth (30th) day thereafter, or as mutually agreed upon but the full amount is to be paid in full no later than June 30, 2005.

3.2 In the event that LICENSEE fails to make the payment due in accordance with this Section 3.1, the license granted hereunder shall be terminable by LICENSOR upon 15 days' written notice to LICENSEE, subject to LICENSEE's right to cure prior to the expiration of the 15-day period.

3.3 LICENSEE shall pay LICENSOR at the address set forth in Section G pursuant to Section 8 hereof, in accordance with the provisions of this Section 3, royalties equal to 7% net sales on Licensed Products sold by LICENSEE or any of its sublicenses (the"Royalty").

3.4 For the purpose of the calculations of Royalties payable pursuant to this Section 3.2, a "sale" shall deemed to have been effected and payable in accordance with the following:

3.4.1 A "sale" of Licensed Products shall be deemed to have been effected on the date of actual dispatch (Invoice shipped) by LICENSEE, its agents, representatives, distributors, consignees, wholesalers, retailers, vendees, or its sublicensees hereunder of any Licensed Product to purchaser(s) thereof. Licensed Products used as samples to assist in LICENSEE's marketing efforts and for testing purposes shall not be deemed "sales".

3.4.2 All Royalties due by LICENSEE to LICENSOR shall be paid every ninety (90) calendar days after the last month in which sales have been effected. All payments to LICENSOR hereunder are to be made in US Dollars at address set forth in Section 8 hereof.

3.4.3 LICENSEE or its sublicensees shall be entitled to a credit against future Royalties owed in an amount equal to the Royalty times any units of Licensed Products returned to LICENSEE or its sublicensees.

3.4.4 It is expressly understood and agreed by the parties hereto that all computations relating to determination of the amounts of Royalties due and payable pursuant to this Agreement shall be made in accordance with recognized and generally accepted accounting principles as reflected in the practice of certified independent public accountants in the United State of America.

3.4.5 On or before the date on which each Royalty payment is due and payable pursuant to this Agreement, LICENSEE shall furnish to LICENSOR a written statement concerning the computation of Royalties payable to LICENSOR in respect of the applicable month for which payment is being made. Each such statement shall contain information in sufficient detail to permit the accuracy of each Royalty payment due and payable pursuant to this Agreement to be readily determined, and, in particular, shall set forth the following:
(i) The number of Licensed Products which have been sold during the period in respect of which such statement is rendered.

(ii) The amount of Royalties due by LICENSEE pursuant to this Agreement in respect of the period for which said statement is rendered.

(iii) The Amount of credits for returned units of the Licensed Products against Royalties payable by LICENSEE.

3.4.6LICENSEE and its sublicensees hereunder shall keep full, clear, and accurate records with respect to Licensed Products for which Royalties for past and future manufacturer, sale, or use of Licensed Products are or may be due and payable pursuant to this Agreement. LICENSOR shall have the right twice a calendar year, at its expense, through a firm of independent certified public accountants, or through such other qualified personnel as may be acceptable to both parties hereto, providing LICENSEE's acceptance shall not be unreasonably withheld, at any time during business hours to examine and audit upon reasonable notice all such records and such other records and accounts as may, under recognized accounting practices, contain information bearing upon the amount of Royalties due and payable pursuant to this Agreement. LICENSEE agrees to correct promptly any errors or omissions disclosed by such examination or audit and tender payment of any unpaid but earned Royalties that are disclosed to be due as a result of such audit. Neither such right to examine and audit nor the right to have such adjustment made shall be affected by any statement to the contrary appearing either on checks or otherwise, unless such statement appears in a letter, signed by LICENSOR and delivered to LICENSEE, expressly waiving such right.

3.4.7LICENSOR recognizes that the statement required under Section 3 of this Agreement may contain confidential sales information of LICENSEE. LISENSOR agrees not to disclose to unrelated third parties the amount of the payment made by LICENSEE under Section 3 without the prior written permission of LICENSEE. LICENSOR shall have no obligation under this Section with respect to any of the above information that is or becomes publicly known other than through a breach of this Section by LICENSOR or is received from a third party as a matter of right.

4.         Confidentiality of Proprietary Information; Covenant Not to Compete
4.1 LICENSOR, LICENSEE acknowledge that certain aspects of the technology licensed herein may never issue as a patent, and may not otherwise enter the public domain, and further acknowledge that such technology that is not patented or otherwise in the public domain may constitute a valuable trade secret of a party. Each party agrees that it will hold in confidence all information of the other party which is disclosed to it under conditions wherein the disclosure is designated as containing confidential information, whether such disclosure is made orally or in writing. It is expressly agreed that the Licensed Patents and the Licensed Technology, to the extent that information relating thereto is not in the public domain by publication or otherwise, shall be considered as the sole property of and a trade secret of LICENSOR. It is expressly agreed that inventions and improvements related to the Licensed Patents and the Licensed Technology and made by LICENSEE's employees, to the extent that they are not in the public domain by publication or otherwise, shall be considered as a trade secret of LICENSEE. Each employee of party who receives confidential information of the other party shall agree in writing not to disclose or communicate such information to any unauthorized person.

4.2 The provisions of Section 4.1 above notwithstanding, LICENSOR recognizes that LICENSEE may wish to publicize certain aspects of subject matter of the Licensed Patents and the Licensed Technology that LICENSOR considers or could consider to be a trade secret, for the purpose of marketing the Licensed Products and processes licensed hereunder. If LICENSEE wishes to make a publication of information that LICENSOR may consider a trade secret, LICENSEE will request in writing, including electronic mail, LICENSEOR's permission therefore at least 5 days prior to such publication. If LICENSOR does not respond to LICENSEE within such 5-day period, LICENSOR's permission shall be deemed to have been granted. Routine marketing efforts such as available tests of the licensed product, literature, testimonials, professional assessments, public assessments, pictures or representations of the product are not considered proprietary or requiring Licensor approval for dissemination.

4.3 LICENSEE undertakes to continue to take all reasonable and necessary precautions and actions to maintain in secrecy of the accumulated body of knowledge, skill, discoveries, developments, tests, and procedures constituting the Proprietary Information. LICENSEE further undertakes that it will not disclose the Proprietary Information to any third party that such third party will receive and maintain in strict confidence all such information disclosed to it by LICENSEE and that such third party will take all reasonable precautions to prevent unauthorized use or disclosure of such information to others. In no event, however, shall either LICENSOR or LICENSEE disclose the Proprietary Information to any third party for a purpose which is, or which it has reasonable grounds to believe is, inconsistent with or in violation of its obligations to LICENSOR under this Agreement.

4.4 LICENSEE undertakes to receive and protect, and to maintain in strict confidence, all Proprietary Information disclosed to it by LICENSOR, as well as all flow sheets, drawings, descriptions, specifications, operating data, technical data, and the like furnished by LICENSOR which pertains to or discloses any Proprietary Information, trade secrets, or any patent application filed with respect thereof. Without limiting the foregoing, LICENSEE agrees that it will not, without LICENSOR's prior written consent, disclose any Proprietary Information or such other confidential information to any third party or permit any third party to visit any facility where LICENSEE's activities pursuant to this Agreement are conducted, unless such third party has agreed in writing to the confidentiality provisions set forth in this Section 4. LICENSEE will make all further necessary and reasonable efforts to insure that its employees, agents, consultants, and any other persons to whom it is necessary to disclose the Proprietary Information, will hold such Proprietary Information in strict confidence. LICENSEE covenants that it will use the Proprietary Information and other confidential information furnished by LICENSOR to it only pursuant to and in strict compliance with this Agreement, only for the purpose of its activities under this Agreement. LICENSEE further agrees that it will not, without LICENSOR's prior written consent, use for its own benefit (other than for the purpose permitted by this Agreement) or for the benefit of another, reproduce or copy, or permit the reproduction or copying, of any physical, mechanical, electrical, or electronic medium in which the Proprietary Information is recorded. LICENSEE's covenants in this Section 4 shall continue during the term of this Agreement and for 10 years after the termination hereof.

4.5 LICENSOR agrees that it will not compete with LICENSEE in the sale of Licensed Products in the Territory and will not sell, market, provide consulting services, or in any way attempt to participate in the commercialization of any other product in the Territory that competes with the Licensed Products.

4.6 The foregoing covenants of LICENSEE shall not apply to any Proprietary Information which: (i) LICENSEE can show by documentation was known to it or in its possession prior to disclosure by LICENSOR and was not acquired directly or indirectly from LICENSOR; (ii) LICENSEE acquired from a third party who had no duty of confidentiality to LICENSOR with respect to such information and who did not acquire such information directly or indirectly from LICENSOR; (iii) become or became at any time a part of the public domain, by publication or otherwise, without any breach by LICENSEE of a duty of confidentiality to LICENSOR; or (iv) is approved for release by prior written authorization of LICENSOR.

4.7 In addition to any other right or remedy, LICENSOR shall be entitled to obtain equitable relief to enjoin LICENSEE from violating its respective covenants in this Agreement.

4.8 LICENSEE and LICENSOR will maintain adequate levels of insurance for their operations.

5. Filing Requirements. LICENSOR agrees to maintain patent. Failure by LICENSOR to fulfill the requirements of this Section 5 shall be deemed a material breach of this Agreement and grounds for immediate termination of this Agreement by LICENSEE.

6.         Term and Termination.

6.1 Except as otherwise provided in this Agreement, this Agreement shall extend from the date of execution through December 31, 2006 and shall be automatically renewed in two year increments through December 31, 2018.

6.2 Licensor and Licensee mutually agree that if the product should be proven ineffective or obsolete at anytime within the first twelve months, the Licensee is able to terminate the lease. Under this circumstance, the Licensee may continue to have manufactured and continue selling product as it may choose to do so until all costs have been recovered. No royalties or other fees to Licensor will be considered until after all costs of development have been recovered. No other agreement by the Licensor after terminating this lease will infringe upon the Licensee's right to recover its costs. A quarterly reporting will be provided to Licensor of total costs and collections against it if this provision is enacted by the Licensee.

6.3 In the event of a failure by LICENSEE to make any payment in full and in a prompt manner as provided and required in Section 3 of this Agreement, or in the event of any other material breach of this Agreement by LICENSEE, if such failure or other material breach is not corrected within 60 days after written notice complaining thereof is given to LICENSEE, this Agreement and the licenses granted to LICENSEE and others sublicensed pursuant to this Agreement may be terminated forthwith by LICENSOR upon furnishing written notice to that effect to LICENSEE.

6.4 In the event that LICENSEE becomes insolvent, or admits in writing its inability to pay its debt as they mature, make an assignment for the benefit of creditors, or be declared bankrupt, or go into liquidation or receivership, or become a party to a dissolution proceeding or be admitted to any statutory procedure for the settlement of its debts, LICENSOR shall have the right and option upon written notice to LICENSEE to terminate forthwith this Agreement and the licenses granted to others sublicensed pursuant to this Agreement.

6.5  In the event of  termination  by  LICENSOR  of this  Agreement  under  this
     Section 6, LICENSEE shall forthwith, at its own expense, transfer to LICENSOR all right, title, and interest in and to the Licensed Patents that may belong to LICENSEE pursuant to this Agreement.

6.6 In the event of breach of this Agreement by LICENSEE based on failure to make adequate and/or timely Royalty payments or failure to make timely reports as required hereunder, LICENSEE agrees that such default is material and LICENSOR in such event may at its option terminate this license upon 30 days written notice. In the event of termination of this Agreement by LICENSOR under the provisions of this Section 6.5, LICENSEE agreed to cease and desist in the manufacture, and/or use, and/or sale of Licensed Products, in those countries where Licensed Patents are in force. LICENSEE further agrees that LICENSOR may obtain an injunction in any court of competent jurisdiction against LICENSEE to effectuate the provisions of this Section and that LICENSEE hereby consents to LICENSOR obtaining such injunction.

6.7  This  Agreement is terminable  at the option of the  LICENSOR,  upon thirty
     (30) day written notice by the LICENSOR to LICENSEE, in the event that the LICENSEE has not sold the number of units of Licensed Products set forth below (and paid LICENSOR the Royalties thereon) as set forth below

                           (i) An aggregate of 10,000 units of Licensed Products
                during the first twenty-one month term of this license
                Agreement.
                           (ii) An aggregate of 30000 units of Licensed Products
                during the second twelve month (annual) term of this license Agreement ending December 31, 2007.
                           (iii)An aggregate of 100,000 units of Licensed
                Products during the third and subsequent annual terms of this license Agreement.

                If no aggregate for minimum sales is reached, the parties agree to arbitration as set forth in section 10 below.

6.8 The waiver, express or implied, by either party hereto of any rights hereunder, or failure to perform or breach by the other party hereto, shall not be deemed as a waiver of any other right hereunder or of any other breach or failure of such other party hereto, whether of a similar or dissimilar nature thereto and shall not be deemed a continuing waiver of any breach or failure hereunder.

6.9 Expiration or termination of this Agreement or the licenses hereunder pursuant to this Section 6 shall not release either party hereto from any liability which as of the date of expiration or termination has already accrued to the party hereto, nor affect in any way the survival of any right, duty, or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive expiration or termination hereof.

7.         Miscellaneous Provisions.

7.1 LICENSEE shall engage Joseph LaFontaine during the term of the licensing agreement, or as renewed annually, as a consultant to assist LICENCEE in IAPMO listing, Independent testing, surveys, ongoing patent, and Trademark work issues, Manufacturing, Marketing and Sales of the product.

7.2 Nothing contained in this Agreement shall be construed as (i) a warranty or representation by a party hereto as to the validity or scope of any patent;
     (ii) a warranty or representation that any manufacture, use, sale, lease, or other disposition of Licensed Products will be free from infringement of patents other than those under which and to the extent to which licenses are granted and in force hereunder; (iii) an agreement to bring or prosecute actions or suits against third parties for infringement, or conferring any right to bring or prosecute actions or suits against third parties for infringement; (iv) conferring by implication, estoppel or otherwise, upon any party licensed hereunder, any license or other right under any patents or proprietary information except the licenses and rights expressly granted hereunder; or (v) an obligation to furnish any technical information or know-how except as expressly set forth herein.

7.3 LICENSEE shall have newly designed Licensed Products marked with proper patent notice in accordance with the applicable requirements of the various countries in which licenses are granted hereunder.

7.4 LICENSOR agrees to make available to LICENSEE such data in document form in notebooks and records as is within the care, custody and control of LICENSOR and as it exists and is in LICENSOR's possession on the date of execution of this Agreement which discloses information directly related to Licensed Products. At LICENSEE'S written request and sole expense, LICENSOR shall provide copies of such information within 10 days from the date of execution of this Agreement. Such documentation and information shall be supplied hereunder as confidential and proprietary information of LICENSOR (i.e. as Proprietary Information) and, in addition to protecting such information as required of LICENSEE and its sublicensees hereunder, LICENSEE agrees to use such LICENSOR supplied documentation and information only for the purposes of this Agreement, and LICENSEE undertakes and agrees promptly to return all such documentation and information upon termination of this Agreement for any reason. LICENSEE further warrants and covenants that upon termination of this Agreement for any reason, LICENSEE and its sublicensees shall forthwith cease and desist all use of such documentation and information contained therein.

7.5 LICENSEE has full control over the manufacturing of Licensed Products including where they are manufactured and by whom. LICENSOR agrees to fully commit its good standing and all resources with existing and future providers of Licensed Product related materials providers, manufacturers, expediters and others as requested by LICENSEE. All payment terms for product shall be negotiated by LICENSEE with assistance from LICENSOR as requested.

7.6 LICENSOR will approve all manufacturing purchase orders from LICENSEE within five (5) calendar day, or the purchase order is considered approved.

8.         Notice.
           Any notice, request, reports, payments, correspondence or statement hereunder shall be deemed to be sufficiently given or rendered by one party when sent via electronic mail, postage prepaid, by commercial express mail (e.g. FedEx, DHL, or UPS) to the other party addressed as follows:

     If  to  LICENSOR:  H2O  Group  Inc.  Attention:  Joseph  LaFontaine,  Chief
Executive   Officer  3288  Red  Rock  Dr.,  Santa  Clara,   Utah,  84765  email:
jlhydroflush@skyviewmail.com


     With a copy to: Bruce H. Haglund, Esp. Gibson, Haglund & Paulsen 2 Park Plaza, Suite 450 Irvine, CA 92714 Email: _______________________

     If to LICENSEE: Global Health Trax Inc. Attn: Henry Leonard, CFO 2465 Ash Street Vista, CA 92081-8424 Email: henryl@globalhealthtrax.com or, in any case, to such changed address or person as a party hereto shall have specified to the other party hereto by written notice. Notice shall be deemed given when delivered by such electronic or commercial express mail carrier.

9.         Modification.
           This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and neither parties hereto shall be bound by any addition to or modification of this Agreement, or by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signing by a duly authorized representative of the party to be bound thereof.

10.        Applicable Law; Arbitration.
           This Agreement and matter connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of California. LICENSEE hereby agrees that service in accordance with the provisions of Section 8 above shall be effective for the purposes of obtaining jurisdiction over LICENSEE. Any dispute arising out of or in connection with this Agreement or the breach thereof shall be decided by arbitration to be conducted before the Judicial Arbitration and Mediation Service (J.A.M.S.) or the American Arbitration Association in San Diego County, California.

11.        Entire Agreement
           This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto, and contains all of the covenants and Agreements between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

12.        Partial Invalidity.
           If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

13.        Attorneys Fees.
           If any action in law or equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs, which may be set by the court in the same action or in separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

14.        Assignment; Binding Nature
           This Agreement shall not be assigned by LICENSEE without the prior written consent of LICENSOR. LICENSOR may assign this Agreement without the approval of LICENSEE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors, and approved assignees.

           IN WITHNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

H2O GROUP INC.                                 GLOBAL HEALTH TRAX INC.


By:/s/Joseph LaFontaine A. LaFontaine     By:/s/Everett P. Hale
   Joseph LaFontaine A. LaFontaine,          Everett P. Hale
   Chief Executive Officer                   Chief Executive Officer



                                          By:/s/Henry S. Leonard
                                             Henry S. Leonard
                                             Chief Financial Officer